Exhibit 99.1

FOR IMMEDIATE RELEASE

May 13, 2003

Contact:	Sonja Tuitele Corporate Communications (720) 562-4984

Wild Oats Markets, Inc. Reports First Quarter 2003 Results –

Net Income More than Doubles over Last Year’s First Quarter

BOULDER, Colo., May 13, 2003 / PRNewswire / -- Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today announced financial results for the first quarter ended March 29, 2003. The Company generated net income of $1.4 million, or $0.05 per share, on first quarter sales of $236.0 million.

Financial Results

Net sales for the quarter were $236.0 million, up 1.3 percent compared with $233.0 million in the first quarter of 2002. This sales increase was driven by the addition of four new stores to the Company’s portfolio compared to the first quarter of 2002, which more than offset the sale and/or closure of four stores year-over-year.

Comparable store sales in the first quarter of 2003 were negative 0.9 percent compared to positive same-store sales of 7.3 percent in the first quarter of 2002. The decline in comparable store sales can primarily be attributed to continued disruption related to the Company’s SKU reduction program commenced in the fourth quarter of 2002 and transition to a new private label program, which has caused inventory disruptions in private label products as the Company transitions to new product manufacturers and packaging. Comparable store sales in the first quarter of 2003 were also negatively affected by temporary disruptions to store operations related to unusually severe weather in many parts of the U.S., continued road construction affecting some of the Company’s stores and the shift of the Easter holiday into the second quarter of 2003. Disruptions related to inclement weather, road construction and the Easter shift, combined, had approximately a two percentage point negative impact on comparable store sales in the first quarter.

 Net income in the first quarter of 2003 more than doubled to $1.4 million, or $0.05 per diluted share, compared with net income of $668,000, or $0.03 per diluted share, in the first quarter of 2002. The increase in net income was due to more than a 100 basis point increase in gross margins and continued control of store-level expenses, which remained constant as a percent of sales in the first quarter of 2003.

"We are pleased with our continued improvement in profitability, which is evidence that our margin enhancement strategies are working," said Perry D. Odak, President and Chief Executive Officer. "We expect our sales to show gradual improvement throughout the remainder of the year, as we get beyond most of the disruption related to our SKU reduction and as we roll out our new private label product line in the second half of 2003. However, disruption in some of our stores related to remodeling activity will have an adverse impact on sales through the remainder of the year."

Wild Oats reported gross profit of $70.9 million in the first quarter of 2003, a 4.8 percent increase compared with $67.6 million in the same period last year. The gross profit margin increased more than 100 basis points to 30.0 percent of sales in the first quarter from 29.0 percent in the first quarter of 2002. The increase in gross profit margin was broad-based and all merchandising departments within the Company demonstrated year-over-year improvement, with particular gains in the perishable product categories, which were driven by the fourth quarter 2002 implementation of centralized scale hosting for meat, seafood and food service product categories.

Direct store expenses remained constant as a percent of sales at 21.6 percent in the first quarter of 2003, as the Company continues to benefit from the centralization of purchasing for store services and supplies, and improved payroll management initiatives. On an absolute basis, direct store expenses in the first quarter of 2003 were $50.9 million, up slightly compared to $50.5 million in the first quarter of 2002. Store contribution in the first quarter of 2003 was $18.5 million, a 7.5 percent increase compared with $17.2 million in the first quarter of 2002. The store contribution margin in the first quarter of 2003 was 7.8 percent of sales, a 40 basis point increase from 7.4 percent in the same period last year. This increase was primarily due to improved margins, and a continued focus on store-level payroll and expense management.

Selling, general and administrative (SG&A) expenses in the first quarter of 2003 increased 12.7 percent to $16.0 million from $14.2 million in the prior year first quarter. SG&A as a percent of sales was 6.8 percent in the first quarter of 2003 compared with 6.1 percent in the first quarter of 2002. The higher SG&A expenses in the first quarter were primarily due to increased headcount and associated expenses as the Company builds an infrastructure to support its growth initiatives, including the hiring and training of assistant store directors (store directors in training) in advance of new store openings.

During the first quarter of 2003, net cash provided by operating activities was $10.5 million. First quarter 2003 capital expenditures were higher year-over-year at $6.6 million, as the Company completed work on three stores opened in the quarter. In the first quarter, Wild Oats paid down in excess of $5.1 million on its credit facility and, as of the end of the quarter, had approximately $38.9 million outstanding on its $75.0 million credit facility.

Business Developments

Wild Oats Markets opened three new stores in the first quarter of 2003. Under the Wild Oats Natural Marketplace banner, the Company opened new stores in Portland, Maine and Louisville, Ky. in January, and, under the Henry’s Marketplace banner, the Company opened its first prototype farmers market store in Costa Mesa, Calif. in February.

The new Henry’s store features an updated design that captures the authenticity of turn-of-the-century farmers markets. Hand-painted wood signs recycled from an 1890’s Kentucky tobacco plant, corrugated metal finishes made from recycled tin and real brick work complement the abundant displays of farm-fresh produce, barrels of bulk foods and all-natural grocery products Henry’s Marketplace is known for. Based on customer research, the new farmers market prototype store is approximately 25,000 square feet and offers an expanded deli, meat counter and frozen foods section, as well as the addition of an in-store bakery. To further build the Henry’s brand and to offer customers a consistent shopping experience, this will be the prototype for all future farmers market stores.

The Company plans to open up to six more stores in the second half of 2003. These include Wild Oats Natural Marketplace stores in Lexington, Ky.; Franklin, Tenn.; metropolitan Salt Lake City, Utah; Denver and Colorado Springs, Colo.; as well as one Henry’s Marketplace in the greater Los Angeles area. Wild Oats Markets continues to fill its real estate pipeline and currently has leases or letters of intent signed for 27 new sites, including those planned for the remainder of 2003. The Company plans to open up to 20 stores in 2004, which will include a mix of Wild Oats Natural Marketplace and Henry’s Marketplace formats. New sites in development include previously announced stores in Salt Lake City, Utah; Cincinnati, Ohio; Indianapolis, Ind.; Omaha, Neb.; and metropolitan Los Angeles, Calif. The Company has signed additional leases or letters of intent for stores in Colorado, Oregon and Texas.

Wild Oats continues to strengthen its overall store portfolio so that it has a stronger base from which to grow. In May 2003, the Company closed one store in Los Angeles, Calif. that did not meet its strategic objectives.

On May 8, 2003, Wild Oats announced the appointment of Ann-Marie Stephens to its Board of Directors. Ms. Stephens, who currently serves as Senior Vice President, Strategy and Business Development at Circuit City Stores, Inc., brings more than 20 years of business management experience with leading consumer products and retail corporations to further add depth to the Wild Oats Markets Board.

Company management will host a conference call and webcast with financial analysts and investors on Tuesday, May 13, 2003 at 11:00 a.m. Mountain time (1:00 p.m. Eastern time) to discuss financial results for the first quarter ended March 29, 2003. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial (706) 634-1349. Participants should ask for the "Wild Oats first quarter 2003 earnings conference call" or reference conference ID number 80084 to be placed into the conference. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoatsinc.com.

About Wild Oats

Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With nearly $920 million in annual sales, the Company currently operates 101 natural food stores in 25 states and British Columbia, Canada. The Company’s markets include: Wild Oats Natural Marketplace, Henry’s Marketplace, Nature’s – a Wild Oats Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company’s website at www.wildoats.com.

Risk Factors and Uncertainties

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the number, timing and location of stores that the Company plans to open, relocate, sell or close in the future; the cost of future store development; expected future comparable store sales, revenues and earnings per share; the success of the Company’s marketing and merchandising programs; and the future financial measures and the prospects for favorable growth and performance.

The statements made by the Company are based on management’s present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to, general economic conditions, the impact of competition in certain regions, the ability to obtain necessary inventory, the Company’s ability to execute on operational, marketing and merchandising initiatives being implemented, as well as other risks detailed from time to time in the Company’s SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 28, 2002, as well as quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data are projected.

The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

Wild Oats Markets, Inc.
Consolidated Statement of Operations
(In thousands, except per-share amounts)
(Unaudited)
	Thirteen Weeks Ended
	March 29,		March 30,
	2003		2002

Sales	$ 235,987	100.0%	$ 233,013	100.0%
Cost of goods sold and occupancy costs	165,128	70.0%	165,370	71.0%

Gross profit	70,859	30.0%	67,643	29.0%

Direct store expenses	50,864	21.6%	50,469	21.6%
Loss (gain) on disposal of assets	1,468	0.6%	(57)	-0.0%

Store contribution	18,527	7.8%	17,231	7.4%

Selling, general and administrative expenses	15,977	6.8%	14,174	6.1%
Pre-opening expenses	922	0.3%	368	0.1%
Restructuring and asset impairment charges	(1,736)	-0.7%	(652)	-0.3%

Income from operations	3,364	1.4%	3,341	1.5%

Interest expense, net	817	0.3%	2,255	1.0%
Loss on early extinguishment of debt	186	0.1%

Income before income taxes	2,361	1.0%	1,086	0.5%

Income tax expense	921	0.4%	418	0.2%

Net income	$ 1,440	0.6%	$ 668	0.3%

Basic net income per common share	$ 0.05		$ 0.03

Weighted average number of
common shares outstanding	29,704		24,823

Diluted net income per common share	$ 0.05		$ 0.03

Weighted average number of
common shares outstanding	29,916		25,101

Wild Oats Markets, Inc.
Condensed Consolidated Balance Sheet
(In Thousands)

	Mar 29, 2003	Dec 28, 2002
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$ 10,652	$ 11,367
Inventories	49,159	47,175
Accounts receivable	3,933	2,524
Prepaid expenses and other current assets	6,776	7,069

Total current assets	70,520	68,135

Property and equipment, net	122,230	122,359
Intangible assets, net	113,711	113,819
Other long term assets	19,208	19,272

Total assets	$ 325,669	$ 323,585

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 62,873	$ 57,596
Accrued liabilities	38,560	37,943
Current portion of debt and capital leases	16	146

Total current liabilities	101,449	95,685

Long-term debt and capital leases	38,890	43,075
Other long-term liabilities	15,945	17,923

Total liabilities	156,284	156,683

Stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares
authorized; no shares issued and outstanding
Common stock, $0.001 par value; 60,000,000 shares
authorized; 24,961,413 and 24,766,409 shares
issued and outstanding	30	30
Additional paid-in capital	203,856	203,282
Accumulated deficit	(33,928)	(35,368)
Accumulated other comprehensive loss	(573)	(1,042)

Total stockholders' equity	169,385	166,902

Total liabilities and stockholders' equity	$ 325,669	$ 323,585

Wild Oats Markets, Inc.
Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Thirteen Weeks Ended

	March 29, 2003	March 30, 2002

Cash Flows From Operating Activities:
Net income	$ 1,440	$ 668
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	5,570	5,398
Deferred tax expense	873	351
Loss (gain) on disposal of property and equipment	1,468	(57)
Restructuring and asset impairment income	(1,736)	(652)
Loss on early extinguishment of long-term debt	186
Other	89	(107)
Change in assets and liabilities:
Inventories, net	(1,921)	5,906
Receivables, net and other assets	(1,591)	(586)
Accounts payable	5,252	809
Accrued liabilities	855	1,963

Net cash provided by operating activities	10,485	13,693

Cash Flows From Investing Activities:
Capital expenditures	(6,621)	(2,713)
Proceeds from sale of property and equipment		2

Net cash used in investing activities	(6,621)	(2,711)

Cash Flows From Financing Activities:
Net repayments on line of credit	(5,100)	(13,000)
Repayments on notes payable, long-term debt and capitalized leases	(37,094)	(3,150)
Proceeds from long-term debt	37,879
Payment of debt issuance costs	(721)
Proceeds from issuance of common stock	485	563

Net cash used in financing activities	(4,551)	(15,587)

Effect of exchange rate changes on cash	(28)

Net decrease in cash and cash equivalents	(715)	(4,605)
Cash and cash equivalents at beginning of period	11,367	18,840

Cash and cash equivalents at end of period	$ 10,652	$ 14,235